Exhibit 10.1

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement (this “Agreement”), dated as of August 12, 2005 to be effective July 1, 2005, is by and between Waste Systems, Inc., a Delaware corporation (“Lender”), and 3CI Complete Compliance Corporation, a Delaware corporation (“Borrower”).  Terms not otherwise defined herein shall have the same meanings as set forth in the Note (as defined below).

RECITALS:

WHEREAS, Borrower and Lender have entered into that certain Second Amended and Restated Secured Promissory Note, dated September 30, 2004, in the original principal amount of $1,302,826.48 (as amended, modified, or restated from time to time, the “Note”); and

WHEREAS, pursuant to the terms and conditions of the Note, Borrower has agreed to make a principal and interest payment in the amount of $25,000 on the fifth (5th) business day of each calendar month commencing on October 7, 2004 (the “Required Payments”); and

WHEREAS, Borrower has requested that Lender waive requiring Borrower to make the Required Payments that shall become due and owing for a period of six (6) months, commencing with the payment due on July 5, 2005, through and including the payment due on December 5, 2005, as set forth herein (such period being the “Deferral Period”); and

WHEREAS, Borrower and Lender desire to modify payment terms of the Note as herein set forth;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Note Modification.  Borrower shall not be required to make any Required Payments during the Deferral Period.  During the Deferral Period, the unpaid principal balance of the Note shall continue to accrue interest until paid at the Prime Rate, not to exceed 13% per annum, in accordance with the terms and conditions of the Note.  After the Deferral Period, Borrower shall make payments in accordance with the Note (i.e., Borrower shall pay $25,000 on January 5, 2006, and on the fifth (5th) business day of each calendar month thereafter until the Maturity Date).  Borrower may prepay the Required Payments plus all accrued interest, in whole or in part, at any time without notice or prepayment penalty.

2.             Effect of Modification.  Except as expressly modified and superseded by this Agreement, the Note shall continue in full force and effect in accordance with its terms.

3.             Multiple Counterparts.  This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but both of which shall constitute, collectively, one agreement.

4.             Reference to Agreement.  The Note and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof containing a reference to the Note shall mean and refer to the Note, as modified hereby.  All capitalized words that are not defined in this Agreement shall have the same definitions as established in the Note.

5.             Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

6.             Governing Law; Venue.  The parties hereto acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder shall be performable in Dallas, Dallas County, Texas.   This Note shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to such State’s principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

BORROWER:		LENDER:

3CI COMPLETE COMPLIANCE		WASTE SYSTEMS, INC.
CORPORATION

By:	/s/ Matthew D. Peiffer	By:	/s/ Elizabeth L. Brandel
	Matthew D. Peiffer	Name:	Elizabeth L. Brandel
	Chief Financial Officer	Title:	VP Finance